Exhibit 99.1

FIRST FINANCIAL NORTHWEST, INC.

FINAL REPORT OF THE INSPECTOR OF ELECTION

I the undersigned, having been duly appointed to serve as the Inspector of Election for the 2012 Annual Meeting of Shareholders of First Financial Northwest, Inc., and having sworn and filed an oath to faithfully execute the duties of Inspector of Election with strict impartiality, and according to the best of my abilities, hereby certify as follows:

1.	The Annual Meeting of Shareholders was held on May 24, 2012, at 9:00 a.m. local time at the Carco Theatre, located at 1717 SE Maple Valley Highway, Renton, Washington, pursuant to notice duly given.

2.	As of March 30, 2012, there were 18,805,168 shares of common stock outstanding and entitled to vote at the meeting.

3.	There were 14,507,332 shares of stock present at the meeting in person or by proxy, or 77.15% of the shares outstanding, which constituted a quorum for the transaction of business.

4.	The undersigned canvassed the votes that were cast by ballot or by proxy on the matters presented to the meeting, and the shares present were voted as follows:

Re: Proposal 1, the election of three (3) directors:

NOMINEES	FOR	WITHHELD

Victor Karpiak	6,113,863	260,004
M. Scott Gaspard	6,237,041	137,976
Daniel L. Stevens	6,282,724	92,293
Spencer Schneider	650

Re: Proposal 2, Advisory approval of the compensation of the named executive officers:

FOR	AGAINST	ABSTAIN

5,528,841	627,566	222,059

Re: Proposal 3., Ratification of the appointment of Moss Adams LLP as the independent auditor for 2012

FOR	AGAINST	ABSTAIN

6,314,438	34,351	29,918

5. Regarding the challenges that were made to the reported results: Two challenges were made prior to this Final Report being filed:

1.
The company's representative, Mr. A. Regan, challenged the voting of all green (opposition) proxies, on the grounds that no Master Ballot had been submitted by the named proxy for the opposition, prior to the closing of the polls.

2.	Ms. Rebecca Kral, representing Mr. Spencer Schneider, asserted that no ballot was needed; then challenged the presence of a quorum if no green proxies were to be represented in the final vote.

My rulings, and the reasons for them, are as follows:

First, with regard to the presence of a quorum, there were 14,507,332 shares of stock present in person or by proxy at the meeting, which clearly constituted a quorum for the transaction of business at the meeting. It should be noted that the presence of a quorum, "in person or by proxy" is an entirely different matter altogether than the actual "casting of votes."

Second; no ballot was executed by the opposition proxy holder prior to the closing of the polls, and this fact was not in dispute at the meeting site. A so-called Master Ballot, sometimes referred to as the "Ballot of the Appointed Proxy" - or one of the company's own ballots that were available at the meeting - and that bore the name of the opposition candidate - must be cast by the proxy holder, or his or her duly authorized representative, in order to officially cast the votes of the holders who had given proxies to the Stilwelll Group.

The polls were officially closed, after fair warning, at 9:16 a.m.

At 11:55 a.m. the Stilwell group delivered a Master Ballot to the Inspector, signed by Spencer Schneider as the proxy-holder for the opposition slate, but, as noted, the polls had long been officially closed. Accordingly, none of the votes that were `present at the meeting" were cast for the Stilwell group, except for one ballot that was properly executed for Stillwell on the company's form.

Respectfully signed, certified and submitted this 29th day of May, 2012

/s/Raymond J. Riley
Raymond J. Riley, Inspector of Election